Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

To Issuer Solutions Business

Opinion

We have audited the combined financial statements of Issuer Solutions Business (the “Business”), which comprise the combined balance sheets as of December 31, 2025 and 2024, and the related combined statements of income, comprehensive income, invested equity, and cash flows for the years then ended, and the related notes to the combined financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Business and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Business’ ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Business’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 20, 2026

Issuer Solutions Business

Combined Statements of Income

(in thousands)

	Years Ended December 31,
	2025	2024
Revenues	$2,548,388	$2,440,165
Operating expenses:
Cost of service	1,797,540	1,822,429
Selling, general and administrative	564,911	486,772

	2,362,451	2,309,201
Operating income	185,937	130,964

Interest and other income	9,005	17,707
Interest and other expense	(28,831)	(32,887)

	(19,826)	(15,180)

Income before income taxes and equity in income of equity method investments	166,111	115,784
Income tax expense	18,999	15,510

Income before equity in income of equity method investments	147,112	100,274
Equity in income (loss) of equity method investments, net of tax	(101)	319

Net income	$147,011	$100,593

The accompanying notes are an integral part of the Combined Financial Statements.

Issuer Solutions Business

Combined Statements of Comprehensive Income

(in thousands)

	Years Ended December 31,
	2025	2024
Net income	$147,011	$100,593
Other comprehensive income (loss):
Foreign currency translation adjustments	74,495	(26,022)
Income tax benefit (loss) related to foreign currency translation adjustments	(2,869)	1,048

Other comprehensive income (loss)	71,626	(24,974)

Comprehensive income	$218,637	$75,619

The accompanying notes are an integral part of the Combined Financial Statements.

Issuer Solutions Business

Combined Balance Sheets

(in thousands)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$441,414	$283,288
Accounts receivable, net	333,142	292,766
Settlement processing assets	183,263	29,543
Prepaid expenses and other current assets	292,929	254,359

Total current assets	1,250,748	859,956
Goodwill	8,923,348	8,925,537
Other intangible assets, net	3,827,679	3,336,873
Property and equipment, net	1,030,771	864,554
Deferred income taxes	14,584	7,884
Due from Parent	—	82,674
Other noncurrent assets	619,374	635,985

Total assets	$15,666,504	$14,713,463

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$96,846	$66,974
Accounts payable and accrued liabilities	321,680	254,371
Settlement processing obligations	404,477	99,485

Total current liabilities	823,003	420,830
Long-term debt	49,218	105,984
Deferred income taxes	250,788	57,538
Due to Parent	136,428	—
Other noncurrent liabilities	113,175	77,382

Total liabilities	1,372,612	661,734

Net Parent investment	14,290,476	14,119,939
Accumulated other comprehensive income (loss)	3,416	(68,210)

Total invested equity	14,293,892	14,051,729

Total liabilities and invested equity	$15,666,504	$14,713,463

The accompanying notes are an integral part of the Combined Financial Statements.

Issuer Solutions Business

Combined Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$147,011	$100,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	118,624	123,566
Amortization of acquired intangibles	510,829	442,469
Amortization of capitalized contract costs	26,470	18,247
Share-based compensation expense	39,111	36,655
Provision for operating losses and credit losses	2,273	10,944
Noncash lease expense	14,682	7,007
Deferred income tax expense (benefit)	4,409	(12,548)
Equity in loss (income) of equity method investments, net of tax	101	(319)
Technology asset charge	—	55,808
Other, net	3,499	(3,445)
Changes in operating assets and liabilities:
Accounts receivable	(34,140)	17,236
Due from Parent, net	219,103	70,449
Prepaid expenses and other assets	2,178	(53,854)
Accounts payable and other liabilities	63,469	(32,914)

Net cash provided by operating activities	1,117,619	779,894

Cash flows from investing activities:
Capital expenditures	(211,791)	(171,556)
Proceeds from sale of investments	—	6,632

Net cash used in investing activities	(211,791)	(164,924)

Cash flows from financing activities:
Changes in settlement processing assets and obligations, net	144,413	30,030
Changes in funds held for customers	(307)	2,031
Repayments of long-term debt	(97,242)	(114,136)
Net transfers to Parent	(812,620)	(443,632)

Net cash used in financing activities	(765,756)	(525,707)

Effect of exchange rate changes on cash and cash equivalents	18,054	8,293

Increase in cash and cash equivalents	158,126	97,556
Cash and cash equivalents, beginning of the period	283,288	185,732

Cash and cash equivalents, end of the period	$441,414	$283,288

The accompanying notes are an integral part of the Combined Financial Statements.

Issuer Solutions Business

Combined Statements of Invested Equity

(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Invested Equity
Balance at December 31, 2023	$14,406,168	$(43,236)	$14,362,932
Net income	100,593	—	100,593
Other comprehensive loss	—	(24,974)	(24,974)
Net transfers to Parent	(386,822)	—	(386,822)

Balance at December 31, 2024	$14,119,939	$(68,210)	$14,051,729

Net income	147,011	—	147,011
Other comprehensive income	—	71,626	71,626
Net transfers from Parent	23,526	—	23,526

Balance at December 31, 2025	$14,290,476	$3,416	$14,293,892

The accompanying notes are an integral part of the Combined Financial Statements.

Notes to Combined Financial Statements

Note 1 - Basis of Presentation and Summary of Significant Accounting Policies

Introduction

These combined financial statements present the historical combined results of operations, financial positions, and cash flows for the Issuer Solutions Business (the “Business”). The Business previously comprised substantially all of the Issuer Solutions reportable segment of Global Payments Inc. (the “Parent”). Throughout the years ended December 31, 2025 and 2024, the Business operated as part of the Parent and did not operate as a separate, standalone entity.

The Business

The Business provides financial institutions and retailers technologies to manage their card portfolios, reduce technical complexity and overhead and offer a seamless experience for cardholders on a single platform. The Business also offers complementary services including account management and servicing, fraud solution services, analytics and business intelligence, cards, statements and correspondence, customer contact services and risk management solutions.

References to “we,” “us,” and “our” in these combined financial statements are to the Business, unless the context otherwise requires.

Sale of the Business

On April 17, 2025, the Parent entered into a definitive agreement with Fidelity National Information Services, Inc. (“Purchaser”) to sell the Business in exchange for cash consideration and ownership in a separate business. The agreement specified certain legal entities, assets and liabilities to be transferred. These combined financial statements include the operations confined to the legal entities to be transferred. Prior to the close of the sale transaction, certain restructuring activities were necessary to align the assets and liabilities to be transferred with these legal entities. Consequently, certain items included in these combined financial statements may not be transferred as part of the transaction, and, conversely, some elements that will transfer have not been included in these combined financial statements. The transaction closed on January 9, 2026. The consideration is subject to customary working capital and other adjustments. The Parent will provide certain transition services to the Purchaser to support the integration of the Business.

Basis of Presentation

These combined financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and are derived from the Parent’s accounting records to present the Business on a stand-alone, “carve-out” basis as if the operations of the Business had been conducted independently from the Parent. Such presentation requires certain assumptions, estimates, and allocations. Accordingly, the combined financial statements may not be indicative of the Business’ results of operations, financial position or cash flows had it been a separate, stand-alone entity during the periods presented, and they may not be indicative of what the Business’ results of operations, financial position and cash flows may be in the future. Our invested equity balance in these combined financial statements represents the excess of assets over liabilities, including the due to/from balances between us and the Parent (net Parent investment) and accumulated other comprehensive loss. Net Parent investment is primarily affected by contributions from the Parent, which are the result of treasury activities, and net funding provided by or distributed to the Parent. Foreign currency translation adjustments recognized during the years ended December 31, 2025 and 2024 are based on currency movements specific to our combined financial statements. The net effect of the settlement of transactions between the Parent and the Business during the periods that have not been historically cash settled is reflected in net transfers to Parent in the combined statements of invested equity, in net transfers to Parent in the cash flows from financing section of the combined statements of cash flows and as a component of the net Parent investment in the combined balance sheets. Net Parent investment represents the net amount of financial resources provided to or by the Parent from or to the Business. The income tax amounts in the combined financial statements have been determined using a separate return method and presented as if our operations were separate taxpayers in the respective jurisdictions.

The combined statements of income include all revenues and expenses directly attributable to the Business, as well as an allocation of general corporate expenses from the Parent on a systematic and rational basis. The combined balance sheets also include certain employee-related liabilities that have historically been held by the Parent, but which are specifically identifiable and attributable to the Business.

All intercompany transactions and accounts within the Business’ combined entities have been eliminated. Transactions between the Business and the Parent are discussed in “Note 12 - Relationship with Parent and Other Related Parties.”

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period, including allocations from the Parent. Actual results could differ materially from those estimates. In particular, uncertainty resulting from global events and other macroeconomic conditions are difficult to predict at this time, and the ultimate effect could result in additional charges related to the recoverability of assets, including financial assets, long-lived assets and goodwill and other losses. These combined financial statements reflect the financial statement effects based upon management’s estimates and assumptions utilizing the most currently available information.

Recently adopted accounting pronouncements

ASU 2023-09 - In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvement to Income Tax Disclosures,” which is intended to enhance the transparency and decision usefulness of income tax information through improvements to income tax disclosures, primarily related to the rate reconciliation and information regarding income taxes paid. We adopted ASU 2023-09 on a prospective basis effective January 1, 2025. The adoption resulted in expanded disclosures of the components of the reconciliation between income tax expense and statutory expectations as well as expanded disclosures of income taxes paid. See “Note 8 - Income Tax” for further information.

Recently issued accounting pronouncement not yet adopted

ASU 2025-06 - In September 2025, the FASB issued ASU 2025-06, “Targeted Improvements to the Accounting for Internal-Use Software,” which simplifies the capitalization guidance by removing all references to software development project stages, so that the guidance is neutral to different software development methods. The amendments in this update are effective for annual periods beginning after December 15, 2027. Early adoption is permitted. The amendments should be applied either retrospectively, prospectively to software costs incurred after the adoption date or on a modified prospective basis. We are evaluating the potential effects of ASU 2025-06 on our combined financial statements and related disclosures.

ASU 2024-03 - In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses,” which requires disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments in this update are effective for fiscal years beginning after December 15, 2026. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of this update or retrospectively to any or all prior periods presented in the financial statements. We are evaluating the potential effects of ASU 2024-03 on our combined financial statements.

Revenue recognition

At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service that is distinct. In accordance with the FASB’s Accounting Standards Codification (“ASC”) 606, we recognize revenue when a customer obtains control of promised goods and services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these goods and services.

Our revenues are primarily derived from long-term contracts with financial institutions and other financial service providers. The customer contracts typically include an obligation to provide processing services to those customers. Payment processing services revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements generated and/or mailed, managed services, cards embossed and mailed, and other processing services for cardholder accounts on file. Most of the customer contracts have prescribed annual minimums, penalties for early termination, and service level agreements that may affect contractual fees if specific service levels are not achieved. We have determined that these processing services represent a stand-ready obligation comprising a series of distinct days of services that are substantially the same and have the same pattern of transfer to the customer.

Our contracts may also include additional performance obligations relating to loyalty redemption services and other professional services. Similar to processing services, we have determined that loyalty redemption services represent a stand-ready obligation comprising a series of distinct days of service that are substantially the same and have the same pattern of transfer to the customer. Professional services performance obligations are satisfied over time. For professional services, we recognize revenue based on the labor hours incurred for time and materials projects or on a straight-line basis for fixed-fee projects.

To the extent a contract includes multiple promised services, we must apply judgment to determine whether promised services are capable of being distinct and are distinct in the context of the contract. If these criteria for being distinct are not met, the promised services are combined and accounted for as a single performance obligation.

The performance obligations to provide processing services and loyalty redemption services include variable consideration. The variable consideration for our services is usage-based and, therefore, it specifically relates to our efforts to satisfy our services performance obligation. The variability is satisfied each day the service is provided to the customer. We directly ascribe variable fees to the distinct day of service to which it relates, and we consider the services performed each day in order to ascribe the appropriate amount of total fees to that day. Therefore, we measure revenues for our services on a daily basis based on the services that are performed on that day.

In some cases, we pay certain of our customers a signing incentive at contract inception or renewal. Consideration paid to customers is accounted for as a reduction of the transaction price and recognized as a reduction in revenues as the related services are provided to the customer, typically over the contract term. The deferred portion of consideration paid to customers is presented within other assets in our combined balance sheets.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and all liquid investments with a maturity of three months or less when purchased. Our Parent operates under a centralized cash management strategy, using zero balance accounts in certain countries to manage its cash. Bank accounts controlled by the Business that participated in such arrangements have no balances.

We regularly maintain cash balances with financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit or the equivalent outside the U.S. As of December 31, 2025, approximately 75% of our total balance of cash and cash equivalents was held within a small group of financial institutions, primarily large money center banks. Although we currently believe that the financial institutions with whom we do business will be able to fulfill their commitments to us, there is no assurance that those institutions will be able to continue to do so. We have not experienced any losses associated with our balances in such accounts for the years ended December 31, 2025 and 2024.

Accounts receivable, contract assets and contract liabilities

A contract with a customer creates legal rights and obligations. As we perform under customer contracts, our right to consideration that is unconditional is considered to be accounts receivable. If our right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues we have recognized in excess of the amount we have billed to the customer is recognized as a contract asset. Contract liabilities represent consideration received from customers in excess of revenues recognized. Contract assets and liabilities are presented net at the individual contract level in the combined balance sheets and are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations. See “Note 2 - Revenues” for further information.

Contract costs

We capitalize certain costs to obtain contracts with customers, including employee sales commissions and fees to business partners. At contract inception, we capitalize costs incurred that we expect to recover and that would not have been incurred if the contract had not been obtained. In certain instances in which costs related to obtaining customers are incurred after the inception of the customer contract, such costs are capitalized as the corresponding liability is recognized. We also capitalize certain costs incurred to fulfill our contracts with customers that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy our performance obligation under the contract and (iii) are expected to be recovered through revenues generated under the contract. Capitalized costs to obtain and to fulfill contracts are included in other noncurrent assets.

Contract costs are amortized to operating expense in our combined statements of income on a systematic basis consistent with the transfer to the customer of the goods or services to which the asset relates. Amortization of capitalized costs to obtain customer contracts is included in selling, general and administrative expenses in the combined statements of income, while amortization of capitalized costs to fulfill customer contracts is included in cost of service. We utilize a straight-line or proportional amortization method depending upon which method best depicts the pattern of transfer of the goods or services to the customer. We amortize these assets over the expected period of benefit, which, based on the factors noted above, is typically three to seven years. In order to determine the appropriate amortization period for capitalized contract costs, we consider a combination of factors, including customer attrition rates, estimated terms of customer relationships, the useful lives of technology we use to provide goods and services to our customers, whether future contract renewals are expected and if there is any incremental commission expected to be paid associated with a contract renewal. Costs to obtain a contract with an expected period of benefit of one year or less are recognized as an expense when incurred. We evaluate contract costs for impairment by comparing, on a pooled basis, the expected future net cash flows from underlying customer relationships to the carrying amount of the capitalized contract costs. See “Note 2 - Revenues” for further information.

Reserve for contract contingencies and processing errors

A significant number of our customer contracts contain service level agreements that can result in performance penalties payable by us if we do not meet contractually required service levels. We recognize an accrual for estimated performance penalties and processing errors. When providing for these accruals, we consider such factors as our history of incurring performance penalties and processing errors, actual contractual penalty charge rates in our contracts, progress towards milestones and known processing errors. These accruals are included in accounts payable and accrued liabilities in our combined balance sheets. Depending on the nature of the item, transaction processing provisions are either included as a reduction of the transaction price and recognized as a reduction in revenues as the related services are provided to the customer or recognized as a component of cost of service in our combined statements of income.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are generally calculated using the straight-line method. Leasehold improvements are amortized over the lesser of the remaining term of the lease and the useful life of the asset.

We develop software that is used to provide services to customers. Capitalization of internal-use software costs, primarily associated with operating platforms, occurs when we have completed the preliminary project stage, management authorizes the project, management commits to funding the project, and it is probable the project will be completed and the project will be used to perform the function intended. Costs incurred during the preliminary project stage are recognized as expense as incurred. Capitalized internal-use software is amortized over its estimated useful life, which is typically five to ten years, in a manner that best reflects the pattern of economic use of the assets. See “Note 3 - Property and Equipment” for further information.

Goodwill

The Business is comprised of a single reporting unit. We test goodwill for impairment annually (in the fourth quarter) and more often if an event occurs or circumstances change that indicate the fair value of the reporting unit is below its carrying amount. We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative assessment for impairment is necessary. The election of whether or not to perform a qualitative assessment is made annually.

Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, events or changes affecting the composition or carrying amount of the net assets, and other relevant entity-specific events. If we elect to bypass the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value is more likely than not less than the carrying amount, a quantitative test would be required. The quantitative assessment compares the estimated fair value to carrying amount, and recognizes an impairment loss for the amount by which carrying amount exceeds its estimated fair value, without exceeding the total amount of goodwill.

As of October 1, 2025 and 2024, we performed a quantitative assessment of impairment. We determined on the basis of the quantitative assessments that the fair value of the reporting unit was greater than its carrying amount, indicating no impairment.

See “Note 4 - Goodwill and Other Intangible Assets” for further information.

Other intangible assets

Other intangible assets include customer-related intangible assets, contract-based intangible assets, acquired technologies, trademarks and trade names associated with business combinations. These assets are amortized over their estimated useful lives. The useful lives for customer-related intangible assets are determined based primarily on forecasted cash flows, which include estimates for the revenues, expenses and customer attrition associated with the assets. The useful lives of contract-based intangible assets are equal to the terms of the agreements. The useful lives of acquired technologies are based on an estimate of the period over which we expect to receive economic benefit. The useful lives of amortizable trademarks and trade names are based on an estimate of the period over which we will earn revenues for the related assets, including contemplation of any future plans to use the trademarks and trade names in the applicable markets.

We use the straight-line method of amortization for our amortizable acquired technologies, trademarks and trade names and certain contract-based intangible assets. Amortization for most of our customer-related intangible assets and certain contract-based intangible assets is determined using an accelerated method. Under this accelerated method, we determine amortization expense for any period by first dividing the expected cash flows for that period that were used in determining the acquisition-date fair value of the asset by the expected total cash flows over the estimated life of the asset. We then multiply that ratio by the initial carrying amount of the asset to arrive at the amortization expense for that period. If the cash flow patterns that we experience differ significantly from our initial estimates, we adjust the amortization schedule prospectively. We believe that our accelerated method reflects the expected pattern of the benefit to be derived. See “Note 4 - Goodwill and Other Intangible Assets” for further information.

Implementation costs incurred in a cloud computing arrangement

We capitalize implementation costs associated with cloud computing arrangements that are service contracts, and we amortize these capitalized implementation costs to expense on a straight-line basis over the term of the applicable hosting arrangement. Our cloud computing arrangements involve services we use to support certain internal corporate functions as well as technology associated with revenue-generating activities. As of December 31, 2025 and 2024, capitalized implementation costs, net of accumulated amortization, were $178.7 million and $162.8 million, respectively, and are presented within other noncurrent assets in the combined balance sheets. Amortization expense for the years ended December 31, 2025 and 2024 was $2.6 million and $0.6 million, respectively, and is presented in the same line item in the combined statements of income as the expense for the associated cloud services arrangement. During the year ended December 31, 2024, we also recognized a charge of $28.5 million for technology assets that will no longer be utilized under a revised technology architecture development strategy. The charge was included within selling, general and administrative expenses in our combined statements of income.

Leases

We evaluate each of our lease and service arrangements at inception to determine if the arrangement is, or contains, a lease and the appropriate classification of each identified lease. A lease exists if we obtain substantially all of the economic benefits of, and have the right to control the use of, an asset for a period of time. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease agreement. We recognize right-of-use assets and lease liabilities at the lease commencement date based on the present values of fixed lease payments over the term of the lease. Right-of-use assets may also be adjusted to reflect any prepayments made or any incentive payments received. Operating lease costs and depreciation expense for finance leases are recognized as expense on a straight-line basis over the lease term. We consider a termination or renewal option in the determination of the lease term when it is reasonably certain that we will exercise that option. Because our leases generally do not provide a readily determinable implicit interest rate, we use an incremental borrowing rate to measure the lease liability and associated right-of-use asset at the lease commencement date. The incremental borrowing rate used is a fully collateralized rate that considers our credit rating, market conditions and the term of the lease at the lease commencement date. We have made an accounting policy election to not recognize assets or liabilities for leases with a term of less than 12 months and to account for all components in a lease arrangement as a single combined lease component for all asset classes with the exception of computer equipment, for which we account for lease and non-lease components separately. See “Note 5 - Leases” for further information.

Impairment of long-lived assets

We regularly evaluate whether events and circumstances have occurred that indicate the carrying amount of property and equipment, capitalized software, lease right-of-use assets and finite-life intangible assets may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, we assess the potential impairment by determining whether the carrying amount of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. The evaluation is performed at the asset group level, which is the lowest level of identifiable cash flows. If the carrying amount of the asset group is determined to be not recoverable, a write-down to fair value is recognized. Fair values are determined based on quoted market prices or discounted cash flow analysis as applicable. We regularly evaluate whether events and circumstances have occurred that indicate the useful lives of property and equipment and finite-life intangible assets may warrant revision.

Equity method investments

We have certain investments that we account for using the equity method of accounting. Equity method investments are recognized initially at cost and subsequently adjusted for contributions, distributions, our portion of equity in earnings and foreign currency translation adjustments. As of December 31, 2025 and 2024, we had total equity method investments of $13.7 million and $12.1 million, respectively, presented within other noncurrent assets in the combined balance sheets.

Income taxes

Income taxes as presented in these combined financial statements have been allocated in a manner that is systematic, rational and consistent. The Business’ operations have historically been included in the Parent’s U.S. federal consolidated tax return, state tax returns and certain foreign tax returns. For the purposes of these combined financial statements, the Business’ income tax provision was computed as if the Business filed separate tax returns as a standalone taxpayer. Further, the Business’ tax results as presented herein may not be reflective of the results that the Business expects to generate in the future.

The Business’ primary U.S. operating entity is a single-member limited liability company that does not have an entity-level income tax, except for a few states and localities. In addition, prior to a reorganization by the Parent in anticipation of the proposed sale of the Business in late 2025, there were no U.S. shareholder taxes related to foreign operations for the Business.

Payments to certain tax authorities are made by the Parent. As such, related current tax payments are deemed to be settled with the Parent at the end of each reporting period through changes in net Parent investment.

We determine our provision for income taxes using management’s judgments, estimates and interpretation and application of complex tax laws in each of the jurisdictions in which we operate. Judgment is also required in assessing the timing and amounts of deductible and taxable items. Such differences in timing result in deferred tax assets and liabilities in our combined balance sheets.

We believe the Parent’s and our tax return positions are fully supportable; however, we recognize the benefit for tax positions only when it is more likely than not that the position will be sustained based on its technical merits. Issues raised by a tax authority may be resolved at an amount different than the related benefit recognized. When facts and circumstances change (including an effective settlement of an issue or statute of limitations expiration), the effect is recognized in the period of change.

Judgment is required to determine whether or not some portion or all of our deferred tax assets will not be realized. To the extent that we determine that we will not realize the benefit of some or all of our deferred tax assets, these deferred tax assets are adjusted via a valuation allowance through our provision for income taxes in the period in which this determination is made.

See “Note 8 - Income Tax” for further information regarding taxes.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. GAAP establishes a fair value hierarchy that categorizes the inputs to valuation techniques into three broad levels. Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Level 2 inputs are based on other observable market data, such as quoted prices for similar assets and liabilities, and inputs other than quoted prices that are observable such as interest rates and yield curves. Level 3 inputs are developed from unobservable data reflecting our assumptions and include situations where there is little or no market activity for the asset or liability.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair value given the short-term nature of these items.

Foreign currencies

We have significant operations in a number of foreign subsidiaries whose functional currency is the local currency. The assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated into the reporting currency at the period-end rate of exchange. Income statement items are translated at the weighted-average rates prevailing during the period. The resulting translation adjustment is presented as a component of other comprehensive income and is included in accumulated comprehensive income within invested equity in our combined balance sheets.

Gains and losses on transactions denominated in currencies other than the functional currency are generally included in determining net income for the period. For the years ended December 31, 2025 and 2024, our transaction gains and losses were not significant. When a foreign subsidiary is disposed of in its entirety, the associated accumulated foreign currency translation gains or losses are reclassified from the separate component of invested equity into our combined statements of income.

Note 2 - Revenues

The following table presents a disaggregation of our revenues from contracts with customers by geography for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024
	(in thousands)
Americas	$1,883,489	$1,839,480
Europe	619,452	555,648
Asia Pacific	45,447	45,037

	$2,548,388	$2,440,165

ASC 606 requires that we determine for each customer arrangement whether revenue should be recognized at a point in time or over time. For the years ended December 31, 2025 and 2024, substantially all of our revenues were recognized over time.

Supplemental balance sheet information related to contracts from customers as of December 31, 2025 and 2024 was as follows:

		December 31,
	Balance sheet location	2025	2024
		(in thousands)
Assets
Capitalized costs to obtain customer contracts, net	Other noncurrent assets	$207	$251
Capitalized costs to fulfill customer contracts, net	Other noncurrent assets	142,937	139,275
Contract assets, net	Prepaid expenses and other current assets	24,245	915
Liabilities
Contract liabilities, net (current)	Accounts payable and accrued liabilities	49,911	40,417
Contract liabilities, net (noncurrent)	Other noncurrent liabilities	33,871	29,231

Revenue recognized for the years ended December 31, 2025 and 2024 from contract liability balances at the beginning of each period was $38.8 million and $35.2 million, respectively.

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations. The purpose of this disclosure is to provide additional information about the amounts and expected timing of revenue to be recognized from the remaining performance obligations in our existing contracts. The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at December 31, 2025. However, as permitted, we have elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. Accordingly, the total amount of unsatisfied or partially unsatisfied performance obligations related to processing services is significantly higher than the amounts disclosed in the table below (in thousands):

Year ending December 31,
2026	$886,792
2027	674,396
2028	393,825
2029	214,880
2030	165,269
2031 and thereafter	1,259,315

Total	$3,594,477

Note 3 - Property and Equipment

As of December 31, 2025 and 2024, property and equipment, net consisted of the following:

		December 31,
	Range of Depreciable Lives	2025	2024
	(Years)	(in thousands)
Software	5 - 10	$799,958	$525,664
Equipment	3 - 20	324,731	259,934
Buildings	40	176,473	170,701
Leasehold improvements	5 - 15	31,865	25,918
Furniture and fixtures	5 - 10	77,038	72,014
Land		9,009	8,812

		1,419,074	1,063,043
Less accumulated depreciation and amortization		(641,216)	(522,296)
Work-in-progress		252,913	323,807

		$1,030,771	$864,554

During the year ended December 31, 2024, we wrote off capitalized software assets of $27.3 million for technology assets that will no longer be utilized under a revised technology architecture development strategy. The charge was presented within selling, general and administrative expenses in our combined statements of income.

Depreciation expense was $118.6 million for the year ended December 31, 2025 and $123.6 million for the year ended December 31, 2024.

Note 4 - Goodwill and Other Intangible Assets

As of December 31, 2025 and 2024, goodwill and other intangible assets, net consisted of the following:

	December 31,
	2025	2024
	(in thousands)
Goodwill	$8,923,348	$8,925,537

Other intangible assets:
Customer-related intangible assets	$4,897,332	$3,766,201
Acquired technologies	$1,073,409	$1,071,027
Contract-based intangible assets	$118,095	$118,095
Trademarks and trade names	$571,295	$570,016

	6,660,131	$5,525,339

Less accumulated amortization:
Customer-related intangible assets	(1,526,978)	$(1,095,714)
Acquired technologies	(964,790)	$(809,645)
Contract-based intangible assets	(41,151)	$(31,743)
Trademarks and trade names	(299,533)	$(251,364)

	(2,832,452)	$(2,188,466)

	$3,827,679	$3,336,873

The following table sets forth the changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024:

(in thousands)
Balance at December 31, 2023	$8,930,851
Effect of foreign currency translation	(5,314)

Balance at December 31, 2024	8,925,537
Effect of foreign currency translation	(2,189)

Balance at December 31, 2025	$8,923,348

Accumulated impairment losses for goodwill were $335.8 million as of December 31, 2025 and 2024.

Customer-related intangible assets acquired during the year ended December 31, 2024 had weighted-average amortization periods of 12.6 years. There were no customer-related intangible assets acquired during the year ended December 31, 2025. Amortization expense of acquired intangibles was $510.8 million for the year ended December 31, 2025 and $442.5 million for the year ended December 31, 2024.

The estimated amortization expense of acquired intangibles as of December 31, 2025 for the next five years, calculated using the currency exchange rate at the date of acquisition, if applicable, is as follows (in thousands):

2026	$487,182
2027	377,577
2028	375,864
2029	373,247
2030	369,993

Note 5 - Leases

Our leases consist primarily of operating real estate leases for office space and data centers in the markets in which we conduct business. We also have operating and finance leases for computer and other equipment. Many of our leases include escalating rental payments and incentives, as well as termination and renewal options. Certain of our lease agreements provide that we pay the cost of property taxes, insurance and maintenance.

As of December 31, 2025 and 2024, right-of-use assets and lease liabilities consisted of the following:

		December 31,
	Balance Sheet Location	2025	2024
		(in thousands)
Assets:
Operating lease right-of-use assets:
Real estate	Other noncurrent assets	$70,759	$37,340
Computer equipment	Other noncurrent assets	—	—

Total operating lease right-of-use-assets		$70,759	$37,340

Finance lease right-of-use assets:
Computer equipment	Property and equipment, net	$2,616	$455
Other	Property and equipment, net	12,056	8,615

		14,672	9,070

Less accumulated depreciation:
Computer equipment	Property and equipment, net	(937)	(371)
Other	Property and equipment, net	(6,037)	(3,409)

Total accumulated depreciation		(6,974)	(3,780)

Total finance lease right-of-use assets		7,698	5,290

Total right-of-use assets		$78,457	$42,630

Liabilities:
Operating lease liabilities (current)	Accounts payable and accrued liabilities	$16,110	$13,429
Operating lease liabilities (noncurrent)	Other noncurrent liabilities	62,560	29,017
Finance lease liabilities (current)	Current portion of long-term debt	3,009	2,147
Finance lease liabilities (noncurrent)	Long-term debt	5,470	3,314

Total lease liabilities		$87,149	$47,907

The weighted-average remaining lease term for operating and finance leases at December 31, 2025 was 3.9 years and 3.3 years, respectively. The weighted-average remaining lease term for operating and finance leases at December 31, 2024 was 4.6 years and 3.3 years, respectively. As of December 31, 2025, the weighted-average discount rate used in the measurement of operating and finance lease liabilities was 5.2% and 5.3%, respectively. As of December 31, 2024, the weighted-average discount rate used in the measurement of operating and finance lease liabilities was 4.8% and 5.4%, respectively.

As of December 31, 2025, maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases
	(in thousands)
Year ending December 31,
2026	$19,545	$3,286
2027	14,198	2,250
2028	11,901	1,973
2029	9,722	1,089
2030	7,769	632
2031 and thereafter	32,550	—

Total lease payments	95,685	9,230
Imputed interest	17,015	751

Total lease liabilities	$78,670	$8,479

Operating lease costs in our combined statements of income for the year ended December 31, 2025 were $29.8 million, including $21.9 million in selling, general and administrative expenses and $7.9 million in cost of service. Total lease costs for the year ended December 31, 2025 include variable lease costs of $5.9 million, which are primarily comprised of the cost of property taxes, insurance and maintenance. Finance lease costs for the year ended December 31, 2025 were $2.8 million, including $2.7 million of amortization on right-of-use assets and $0.1 million of interest on lease liabilities. Lease costs for leases with a term of less than 12 months were not material for the year ended December 31, 2025.

Operating lease costs in our combined statements of income for the year ended December 31, 2024 were $25.9 million, including $22.1 million in selling, general and administrative expenses and $3.8 million in cost of service. Total lease costs for the year ended December 31, 2024 include variable lease costs of $2.1 million, which are primarily comprised of the cost of property taxes, insurance and maintenance. Finance lease costs for the year ended December 31, 2024 were $3.3 million, including $3.0 million of amortization on right-of-use assets and $0.3 million of interest on lease liabilities. Lease costs for leases with a term of less than 12 months were not material for the year ended December 31, 2024.

Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2025 and 2024 was $13.1 million and $8.0 million, respectively, which are included as a component of cash provided by operating activities in the combined statements of cash flows. Operating lease liabilities arising from obtaining new or modified right-of-use assets, net of reductions resulting from certain lease modifications, were $47.5 million and $10.6 million for the years ended December 31, 2025 and 2024, respectively. Cash paid for amounts included in the measurement of finance lease liabilities that is included as a component of cash used in financing activities in the combined statements of cash flows was $2.6 million and $3.1 million for the years ended December 31, 2025 and 2024, respectively. Finance lease liabilities arising from obtaining new or modified right-of-use assets, net of reductions resulting from certain lease modifications, were $4.8 million for the year ended December 31, 2025.

During the years ended December 31, 2025 and 2024, we entered into agreements to acquire hardware, software and related services, including the purchase of certain assets previously leased. During the year ended December 31, 2024, the reduction in operating lease liabilities arising from the termination of the related right-of-use assets was $5.4 million.

Note 6 - Long-Term Debt

As of December 31, 2025 and 2024, long-term debt consisted of the following:

	December 31,
	2025	2024
	(in thousands)
Vendor financing liabilities	$137,585	$167,497
Finance lease liabilities	8,479	5,461

Total long-term debt	146,064	172,958
Less current portion	96,846	66,974

Long-term debt, excluding current portion	$49,218	$105,984

At December 31, 2025, future maturities of long-term debt (excluding finance lease liabilities) are as follows by year (in thousands):

Year ending December 31,
2026	$93,837
2027	32,467
2028	4,559
2029	3,282
2030	3,440
2031	—

Total	$137,585

See “Note 5 - Leases” for more information about our finance lease liabilities, including maturities.

Cash paid for interest for the years ended December 31, 2025 and 2024 was $9.8 million and $12.1 million, respectively.

Vendor Financing Arrangements

During the years ended December 31, 2025 and 2024, we entered into agreements to acquire hardware, software and related services, portions of which were financed. During the year ended December 31, 2025, $84.7 million was financed utilizing two to six-year vendor financing arrangements, and during the year ended December 31, 2024, $60.5 million was financed utilizing two to five-year vendor financing arrangements. Certain of these agreements included the purchase of assets previously leased. The imputed interest rates range from 4.38% to 7.49%. Interest expense of $12.1 million and $10.5 million for the years ended December 31, 2025 and 2024, respectively, was included in interest and other expense in our combined statements of income.

We have contractual obligations related to service arrangements with suppliers for fixed or minimum amounts. Future minimum payments at December 31, 2025 for purchase obligations were as follows (in thousands):

Year ending December 31,
2026	$469,110
2027	270,697
2028	255,059
2029	204,525
2030	97,898
2031 and thereafter	—

Total future minimum payments	$1,297,289

Note 7 - Accounts Payable and Accrued Liabilities

As of December 31, 2025 and 2024, accounts payable and accrued liabilities consisted of the following:

	December 31,
	2025	2024
	(in thousands)
Trade accounts payable	93,498	66,237
Contract liabilities	49,911	40,417
Compensation and benefits	35,931	21,031
Operating leases	16,110	13,430
Income taxes	11,701	9,577
Miscellaneous taxes and withholdings	10,328	8,849
Other	104,201	94,830

	$321,680	$254,371

Note 8 - Income Tax

The income tax expense for the years ended December 31, 2025 and 2024 consisted of the following:

	Years Ended December 31,
	2025	2024
	(in thousands)
Current income tax expense:
Federal	$6,235	$3,800
State	735	1,209
Foreign	7,620	23,049

	14,590	28,058

Deferred income tax expense (benefit):
Federal	9,180	(2,955)
State	(1,639)	(1,071)
Foreign	(3,132)	(8,522)

	4,409	(12,548)

	$18,999	$15,510

The following table presents income before income taxes for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024
	(in thousands)
United States	$133,460	$66,927
Foreign	32,651	48,857

	$166,111	$115,784

As described in Note 1, the Business has elected to prospectively adopt the guidance in ASU 2023-09. Our effective tax rate for the year ended December 31, 2025, in accordance with the guidance in ASU 2023-09 retrospectively, differs from the federal statutory rate as follows:

	Year Ended December 31,
	2025
	Amount	Rate
Income before income taxes and equity in income of equity method investments	$166,111
Federal U.S. statutory rate	34,883	21.0%
Federal:
Cross-border tax laws:
Global intangible low-taxes income	1,979	1.2%
US entities not subject to federal income tax	(16,081)	(9.7)%
Other reconciling items	1,333	0.8%
State income taxes, net of federal income tax benefit (1)	(746)	(0.4)%
Foreign tax effects:
United Kingdom:
Tax Credits	(2,172)	(1.3)%
Other	1,069	0.6%
Dominican Republic	2,246	1.4%
Germany:
Rate Differential	(3,167)	(1.9)%
Gain/loss on dispositions and restructuring	(5,476)	(3.3)%
Other	(836)	(0.5)%
Other jurisdictions	5,967	3.5%

Effective tax rate	$18,999	11.4%

(1)

State taxes in Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Louisiana, Michigan, Missouri, New Jersey, New York City, Pennsylvania, Tennessee made up the majority of the tax effect in this category.

Our effective tax rate for the year ended December 31, 2024, in accordance with guidance prior to the adoption of ASU 2023-09, differs from the federal statutory rate as follows:

Year Ended December 31,
2024
Federal U.S. statutory rate	21.0%
Withholding taxes, net of foreign tax credit	2.8%
Foreign income taxes	0.9%
State income taxes, net of federal income tax benefit	0.1%
US entities not subject to federal income tax	(11.0)%
Other	(0.4)%

Effective tax rate attributable to the Business	13.4%

Cash paid for income taxes for the year ended year ended December 31, 2024 was $10.5 million. Cash paid for income taxes for the year ended December 31, 2025, in accordance with the updated requirements of ASU 2023-09, was as follows:

Year Ended December 31,
2025
(in thousands)
U.S. Federal	$—
U.S. State & Local	187
Foreign:
United Kingdom	2,432
India	7,316
Chile	4,244
Germany	785
Other	192

Total	$15,156

Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. Deferred income taxes as of December 31, 2025 and 2024 reflect the effect of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of December 31, 2025 and 2024, principal components of deferred tax items were as follows:

	December 31,
	2025	2024
	(in thousands)
Deferred tax assets:
Net operating loss carryforward	$10,283	1,460
Deferred revenue	$3,441	5,003
Accrued expenses	$1,357	2,313
Property and equipment	$—	6,062
Other	$1,500	1,281

	16,581	16,119

Deferred tax liabilities:
Partnership interest	$198,991	$—
Acquired intangibles	$48,799	$64,200
Property and equipment	$4,575	$—
Other	$420	1,573

	$252,785	$65,773

Net deferred income tax liability	$236,204	$49,654

As discussed in Note 12 - Relationship with Parent and Other Related Parties, during the year ended December 31, 2025, the Parent contributed $991.4 million of intangible assets to the Business in anticipation of the proposed sale of the Business. The $199.0 million deferred tax liability for partnership interest is associated with these intangible assets.

The net deferred income taxes reflected in our consolidated balance sheets as of December 31, 2025 and 2024 are as follows:

	December 31,
	2025	2024
	(in thousands)
Noncurrent deferred income tax asset	$(14,584)	$(7,884)
Noncurrent deferred income tax liability	250,788	57,538

Net deferred income tax liability	$236,204	$49,654

The Business did not have any valuation allowances as of December 31, 2025 and 2024. As of December 31, 2025, foreign net operating loss carryforwards of $1.4 million will expire by December 31, 2040, if not utilized. Foreign net operating loss carryforwards of $8.9 million have indefinite carryforward periods. As of December 31, 2025, the Business did not have any gross unrecognized income tax benefits.

We conduct business in the U.S. and various foreign jurisdictions and have corresponding income tax filing responsibilities, either directly or indirectly through the Parent. We are generally included in the Parent’s U.S. income tax filings. We are no longer subject to foreign income tax examinations for years ended on or before December 31, 2020.

Note 9 - Share-Based Awards and Options

Eligible employees of the Business participate in share-based compensation plans of the Parent, under which the Parent maintains and grants nonqualified stock options, restricted stock and performance unit awards (collectively, the “Plans”). The following disclosures represent our portion of the Plans maintained by the Parent in which our employees participated. All awards granted under the Plans consist of the Parent’s common shares. As a result, all related invested equity account balances remain at the Parent level and have been recognized through net Parent investment in our combined balance sheets, with expenses for the awards granted to the employees recognized in our combined statements of income.

Share-based compensation expense includes expense attributable to the Business based on the awards and terms previously granted to the Business’ employees and an allocation of Parent’s corporate and shared functional employee expenses. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs the Company would have incurred as an independent company for the periods presented.

The following table summarizes share-based compensation expense and the related income tax benefit recognized for awards under the Plans granted to the Business’ employees and an allocation of Parent’s corporate and shared functional employees:

	Years Ended December 31,
	2025	2024
	(in thousands)
Share-based compensation expense	$39,111	$36,655
Income tax benefit	$349	$1,330

Note 10 - Accumulated Other Comprehensive Income (Loss)

The changes in the accumulated balances for each component of other comprehensive income (loss) were as follows for the years ended December 31, 2025 and 2024:

	Foreign Currency Translation Gains (Losses)	Other	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balance at December 31, 2023	$(43,149)	$(87)	$(43,236)
Other comprehensive loss	(24,974)	—	(24,974)

Balance at December 31, 2024	(68,123)	(87)	(68,210)
Other comprehensive income	71,626	—	71,626

Balance at December 31, 2025	$3,503	$(87)	$3,416

Note 11 - Commitments and Contingencies

Legal Matters

The Parent is party to a number of claims and lawsuits incidental to its business. Certain claims and lawsuits may be specific to the operations of the Business, and the Business may be a party to these claims and lawsuits. In the Parent’s and the Business’ opinion, the liabilities, if any, which may ultimately result from the outcome of such matters, individually or in the aggregate, are not expected to have a material adverse effect on the financial position, liquidity, results of operations or cash flows.

Operating Taxes

We are subject to certain taxes that are not derived based on earnings (e.g., sales, gross receipts, property, value-added and other business taxes). During the course of operations, we must interpret the meaning of various operating tax regulations in the United States and in the foreign jurisdictions in which we do business. We are subject to ongoing audits in certain jurisdictions, and taxing authorities in those various jurisdictions may arrive at different interpretations of applicable tax laws and regulations which could result in the payment of additional taxes in those jurisdictions.

Note 12 - Relationship with Parent and Other Related Parties

In the normal course of its business, the Business engages in transactions with the Parent and other businesses of the Parent. The below transactions represent significant activities between the Business and these entities.

Intangible Assets Contribution from Parent

On March 31, 2025, in anticipation of the proposed sale of the Business, certain customer relationship intangible assets were contributed by the Parent to the Business. Previously, the Business incurred a quarterly royalty charge for use of these assets. The contribution of intangible assets of $991.4 million was reflected as an increase in net Parent investment, and the related party royalty charge ceased in the second quarter of 2025, with the Business instead recognizing amortization expense related to the contributed assets. Amortization expense of these contributed assets was $66.8 million for the year ended December 31, 2025.

Related Party Transactions

All significant intercompany transactions between us and the Parent that have not been historically cash settled are deemed to be intercompany financing transactions and are treated as contributions from/distributions to Parent. All intercompany accounts, profits and transactions among the Business’ combined entities have been eliminated.

Related party revenues in the combined statements of income for the years ended December 31, 2025 and 2024 of $84.8 million and $75.5 million, respectively, consist of software development services and customer transaction processing services provided to the Parent’s Merchant Solutions business.

Related party expenses primarily consist of royalty charges for the use of intangible assets by the Business and were presented in the combined statements of income for the years ended December 31, 2025 and 2024 as follows:

	Years Ended December 31,
	2025	2024
	(in thousands)
Cost of service	36,243	$129,450
Selling, general and administrative	5,107	2,946
Interest and other expense	126	190

Total related party expenses	$41,476	$132,586

Due to Parent of $136.4 million and due from Parent of $82.7 million as of December 31, 2025 and 2024, respectively, primarily consist of balances related to the royalty arrangement, software development services and certain third-party invoices and employee payroll paid on behalf of the Business. As the counterparty of these related party transactions is under common control, there is a right of offset as treasury can move cash between entities to settle balances as needed to execute the cash management strategies of the Business. Additionally, there are no material notes receivable or payable, and therefore, no material balances governed by legal agreements. As such, due to Parent and due from Parent are presented net.

Allocation of Corporate Costs

The combined financial statements include corporate costs incurred by the Parent for services that are provided to or on behalf of the Business, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, shared services, executive expenses and corporate initiatives. These costs consist of allocated cost pools and direct costs.

These costs have been attributed to us directly when identifiable, with the remainder allocated on the basis of revenues or headcount. Total general corporate expenses incurred by the Parent that are allocated to the Business in the combined statements of income for the years ended December 31, 2025 and 2024 were as follows:

	Years Ended December 31,
	2025	2024
	(in thousands)
Cost of service	$8,083	$3,759
Selling, general and administrative	$300,974	$262,933

Total allocated costs	$309,057	$266,692

Our management and the management of the Parent consider the expenses included and the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to us for purposes of the stand-alone financial statements; however, the expenses reflected in these combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of expenses that we could incur in the future.

Net Parent Investment

Net transfers to Parent are included within net transfers to Parent in the combined statements of invested equity and within financing activities in the combined statements of cash flows and represent the net effect of transactions between the Business and Parent. The reconciliation of net transfers to Parent between the combined statements of invested equity and the combined statements of cash flows is as follows:

	Years Ended December 31,
	2025	2024
	(in thousands)
Net transfers from (to) Parent per the combined statements of invested equity	$23,526	$(386,822)
Share-based compensation expense	(39,111)	(36,655)
Net assets transferred from Parent	(797,035)	(20,155)

Net transfers to Parent per the combined statements of cash flows	$(812,620)	$(443,632)

Net assets transferred from Parent is primarily comprised of the contribution of certain customer relationship intangible assets utilized in international markets.

Cash Management and Financing

The Business participates in the Parent’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems that are operated by the Parent. Cash receipts are transferred to centralized accounts maintained by the Parent. As cash is disbursed and received by the Parent, it is accounted for by the Business through net Parent investment.

The cash balance reflected in the combined balance sheets consists of the cash managed and controlled by the Business before it is transferred to the centralized cash management pool of the Parent and cash held in foreign jurisdictions that is either not centrally managed or that is centrally managed internationally within the Business.

Note 13 - Subsequent Events

The Business has evaluated subsequent events for matters that require recognition or disclosure in these combined financial statements through February 20, 2026, which is the date the combined financial statements were available to be issued.